Exhibit 10.4

October 20, 2020

Richard Adcock

RE: Offer of Employment

Dear Richard:

I am pleased to offer you a position with NantKwest, Inc. (the “Company”) as its Chief Executive Officer, effective October 26, 2020 (the “Effective Date”). You will report through the Company’s offices in Culver City, CA. You will report to the Company’s Board of Directors. In this position, your duties will include the duties set forth in Exhibit A hereto, in addition to other duties that may be assigned to you from time to time. The terms of our offer are as follows:

1.Starting Salary.  Your starting salary will be $750,000.00 if you work an entire year, to be paid in accordance with the Company’s payroll practices in effect from time to time. The Company may withhold from all amounts payable to you such federal, state and local taxes as may be required to be withheld pursuant to applicable law or regulation.

2.Bonus. You shall be eligible to participate in the annual discretionary bonus plan for this position. The discretionary target bonus is fifty percent (50%) of your base salary (i.e., $375,000), subject to such performance targets and other factors, as may be determined in the sole and absolute discretion of the Company’s Board of Directors. You will first be eligible to participate in the bonus plan for the 2020 calendar year (payable in 2021 and prorated for the partial year). In the first full calendar year of employment (i.e., for the 2021 calendar year), you will be paid no less than fifty (50%) of target (e.g. $187,500.00), with an opportunity to receive payment at or above target; in subsequent calendar years, your target bonus will be subject to such performance targets and other factors as may be determined in the sole and absolute discretion of the Company’s Board of Directors. As the annual bonus is subject to the attainment of performance targets, it may be paid at, above or below target levels. In order to receive any bonus payment, you must remain continuously employed through, and still be employed by the Company on, the date any such bonus is paid. An employee earns a bonus only if employed on payment day and has not indicated an intent to resign.

3.Benefits.  During your employment with the Company, you will be eligible to participate in any regular health insurance, retirement and other employee benefit plans established by the Company for its employees from time to time. Benefits, if any, will be subject to satisfaction of eligibility requirements and the plan terms. The Company’s benefit plans are subject to amendment, modification or termination by the Company at any time. Without limiting the generality of the foregoing, during the term of employment hereunder, the Company will reimburse the costs associated with Employee’s current two (2) life insurance policies (approximately $30,000.00 annually in the aggregate). The Company may withhold from all amounts payable to you such federal, state and local taxes as may be required to be withheld pursuant to applicable law or regulation. As a regular full-time exempt employee, you are eligible to participate in an informal flexible time off program: employees have the authority to use their judgment and discretion and take temporary periods of time away from work as vacation, without loss of pay, as their work permits.

4.Equity. In addition, if you decide to join us, subject to the approval of the Company’s compensation committee of the Board of Directors, you shall be granted a stock option to purchase 1,000,000 shares of the Company’s common stock pursuant to the Company’s Amended and Restated 2015 Equity Incentive Plan (the “Plan”). The stock options will have an exercise price equal to the fair market value on the date of grant (i.e., the closing price as reported on Nasdaq on the date of grant). The options to be granted (subject to approval by the Company’s compensation committee) shall vest over time according to the following vesting schedule: (i) 25% of the options (i.e., 250,000 options) shall vest on January 1, 2021; and (ii) the remaining 75% of the options shall vest in equal annual installments over a period of three years from the Effective Date (i.e., 25% of the shares subject to the stock option, or 250,000 stock options, shall vest on each of November 1, 2021, November 1, 2022 and November 1, 2023). No right to any stock is earned or accrued until such time that vesting occurs, nor does this grant confer any right to continue vesting or employment. This equity award shall be subject to the terms and conditions of the Plan and award agreement governing the stock option grant.

3530 John Hopkins Ct., San Diego, CA 92121

Main: (858) 633-0300  Fax: (858) 380-1999  www.NantKwest.com

Richard Adcock

5.Severance. In the event that the Company terminates your employment without Cause (as defined below) after the Effective Date, the Company shall pay you a single cash payment equal to twelve (12) months of your then-current annual base salary (i.e., $750,000.), less all applicable federal, state, and local withholdings and deductions. Such payment shall be made within two and one-half (2.5) months following the date on which the termination occurs, subject to any required delay to satisfy the requirements of Section 409A as provided below. Your receipt of any payment under this paragraph shall be contingent upon your signing of a general release agreement in favor of and satisfactory to the Company within the thirty (30) day period following your termination date and your non-revocation of such release agreement during any statutorily-provided revocation period. For the avoidance of doubt, if (i) you resign from or otherwise terminate your employment with the Company at any time, (ii) the Company terminates your employment for Cause, or (iii) your employment is terminated by reason of death or Disability, you will not be eligible for any severance payment.

For purposes of this offer letter, “Cause” shall mean any of the following: (a) a material breach of any agreement you have with the Company, including, but not limited to, a confidentiality agreement, or any policy of the Company, and such material breach is not cured to the reasonable satisfaction of the Company within twenty (20) days after written notice to you; (b) conviction of a felony or any other crime involving dishonesty, breach of trust, moral turpitude, or physical harm to any person (including, but not limited to, the Company or any of its employees); (c) an act of fraud, misconduct, or dishonesty in connection with the business of the Company; (d) failure to satisfactorily or adequately perform your duties hereunder as reasonably determined by the Company, including, but not limited to, your inability to achieve goals, inability to work with others, insubordination or excessive tardiness, or failure to implement or follow a lawful policy or directive of the Company, and in each case such failure continues for a period of twenty (20) days after written notice to you; (e) your receipt of a Final Written Warning for any reason; or (f) insobriety or other substance abuse during work activities. For purposes of this offer letter, “Disability” shall mean (i) you become eligible for the Company’s long-term disability benefits or (ii) in the opinion of the Company, you have been unable to carry out your responsibilities and functions by reason of any physical or mental impairment for more than ninety (90) consecutive days or more than one hundred twenty (120) days in any twelve (12) month period.

To the extent necessary to comply with Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”) (relating to payments made to certain “key employees” of certain publicly-traded companies), any severance payments payable to you under the terms of paragraph 6 which constitute deferred compensation subject to Code Section 409A to which you would otherwise be entitled during the six (6) month period immediately following your separation from service will be paid on the earlier of (i) the first business day following the expiration of such six (6) month period or (ii) your death. You and the Company shall reasonably cooperate with each other to avoid the imposition of any additional taxes, interest and/or penalty to you under Section 409A of the Code.

6.Confidentiality.  As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. As a condition of your employment, you are also required to sign and comply with an At‑Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non‑disclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all the arbitration fees, except an amount equal to the filing fees you would have paid had you filed a complaint in a court of law. Please note that we must receive your signed Agreement before your first day of employment.

7.At Will Employment.  While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means either the Company or you can terminate the employment relationship for any reason, at any time, with or without prior notice and with our without cause. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any benefit program is not intended to, and does not confer on you, any right to continued employment for any particular period of time. Any modification or change in your at will employment status may only occur by way of a written employment agreement signed by you and a member of the Company’s board of directors.

3530 John Hopkins Ct., San Diego, CA 92121

Main: (858) 633-0300  Fax: (858) 380-1999  www.NantKwest.com

Richard Adcock

8.Performance of Duties.  You shall devote your full time and attention to your duties and the performance of the services and shall serve the Company diligently and to your best abilities. Your services shall be exclusive to the Company during the term hereof, and you shall not accept any other employment or position, or engage in any other business enterprise, of any nature, without the prior written consent of the Company. The Company acknowledges that from time to time you may provide advisory services to certain affiliates of the Company. Notwithstanding the foregoing, nothing in this Paragraph 8 shall restrict your incidental engagement with or employment by any not-for-profit charities, religious organizations or other similar enterprises.

9.Authorization to Work.  Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.

10.Background Check.  This offer is contingent upon a successful employment verification of criminal, education, employment background and a drug screening. This offer can be rescinded based upon data received in the verification.

11.Miscellaneous.  The terms of this offer letter and the relationship of the parties in connection with the subject matter hereof will be construed and enforced according to the laws of the State of Delaware, without giving effect to the conflicts of the law rules. Notwithstanding anything else herein, this Agreement is personal to you and neither the Agreement nor any rights hereunder may be assigned by you. The Company may assign this Agreement to any of its affiliates or to any successor to all or substantially all of the business and/or assets of the Company which assumes in writing or by operation of law, the obligations of the Company hereunder.

12.Acceptance.  This offer will remain open until October 20, 2020. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call me.

We look forward to the opportunity to welcome you to the Company.

Very truly yours,

/s/ Nancy V. Antoniou
Name: Nancy V. Antoniou
Title: Chief Human Resources Officer

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above including that I am an at-will employee and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Richard Adcock
Name: Richard Adcock	Date signed: 10-20-2020

Enclosures

Original Letter

Exhibit A

3530 John Hopkins Ct., San Diego, CA 92121

Main: (858) 633-0300  Fax: (858) 380-1999  www.NantKwest.com

EXHIBIT A

ESSENTIAL FUNCTIONS:

Job Duties to be determined by the Board of Directors

3530 John Hopkins Ct., San Diego, CA 92121

Main: (858) 633-0300  Fax: (858) 380-1999  www.NantKwest.com